UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 16, 2005

CEVA, INC.
(Exact name of registrant as specified in its charter)

State of Delaware	000-49842	77-0556376
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2033 Gateway Place, Suite 150
San Jose, CA 95110
(Address of principal executive offices, including zip code)

(408) 514-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2. Financial Information

Item 2.02.    Results of Operations and Financial Condition.

On March 17, 2005, the Registrant filed a Form 12b-25 with the Securities and Exchange Commission (the “SEC”) notifying the SEC that the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 could not be filed within the prescribed time period.

During the quarter ended December 31, 2004, the Registrant entered into a license upgrade agreement with one of its existing customers who is developing wireless and multimedia software solutions around the licensed CEVA DSP core. The Registrant recognized as revenue under this agreement $846,000, a portion of such license, for the quarter ended December 31, 2004. Separately, in January 2005, the Registrant entered into an engineering services agreement with the same party to develop a suite of audio software to support the Registrant’s multimedia solutions licensing business.

Under SOP 97-2, revenues are recognized by the Registrant when: (1) collectability is probable; (2) delivery has occurred; (3) the license fee is fixed or determinable; and (4) persuasive evidence of an arrangement exists. The Registrant assesses whether collectability is probable at the time of the transaction based on a number of factors, including the customer’s past transaction history and credit worthiness. If the Registrant determines that the collection of the fee is not probable, the Registrant defers the fee and recognizes revenue at the time collection becomes probable, which is generally upon the receipt of cash.  Where a third party who is a licensee of their intellectual property also provides them with subcontract design services under a separate agreement, the Registrant evaluates each of the agreements to determine that they are clearly separable and that they reflect the fair value of each element of the agreements in order to determine the appropriate revenue recognition. As of December 31, 2004, the Registrant had received $775,000 of the license fee due under the license upgrade agreement.

In preparing the Registrant’s financial statements for the three months and year ended December 31, 2004, management reviewed the license upgrade agreement and services agreement and determined that the agreements were separable and that each reflected the fair value of each element of these agreements. Management also contemporaneously reviewed the facts and circumstances of these agreements with the Registrant’s independent auditors. Subsequently, in January, the Registrant’s Audit Committee reviewed with management and with the Registrant’s independent auditors the revenue recognition treatment of the license upgrade agreement for the quarter ended December 31, 2004. Based on this review, the Registrant recognized $846,000 of revenue related to this agreement, which was reflected in the Registrant’s operating results for its fourth fiscal quarter and fiscal year ended December 31, 2004 set forth in the press release previously furnished by the Registrant on a Form 8-K dated February 2, 2005.

In connection with the Registrant’s independent auditors final review of the audited financial statements of the Registrant to be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Registrant’s independent auditors informed the Registrant on March 9, 2005 that they are now further reviewing the revenue recognition treatment of this license upgrade agreement, and it is currently discussing with its  independent auditors whether a portion or all of the revenue recognized in its 2004 fourth fiscal quarter related to this license upgrade agreement should be deferred to future periods. If all of the revenues are deferred to future periods, the Registrant would expect to report revenues for its fiscal year and fourth fiscal quarter ended December 31, 2004 of $37.7 million and $9.2 million, respectively, instead of the $38.5 million and $10.0 million previously set forth in its press release furnished on the Registrant’s Form 8-K dated February 2, 2005. In this instance, the Registrant also would expect to report a decrease in net income of $466,000 from the amounts previously disclosed from $2.1 million to $1.7 million for the full 2004 fiscal year and from $0.7 million to $0.2 million for the 2004 fourth fiscal quarter. This would result in a decrease in the Registrant’s net income per share from $0.11 to $0.09 for the full 2004 fiscal year and from $0.03 to $0.01 for 2004 fourth fiscal quarter.

A copy of the press release issued by the Registrant concerning the above is furnished as Exhibit 99.1 and is incorporated herein by reference.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statement and Exhibits.

(c)    Exhibits

Exhibit No.	Description
99.1	Press Release dated March 16, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEVA, INC.

By:	/s/ Christine Russell
Christine Russell Chief Financial Officer

Date: March 17, 2005

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated March 16, 2005.

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